As of August 31, 2017, the following persons or entities no longer own more than 25% of a fund's voting security.


Cavanal Hill Opportunistic Fund
Pershing LLC				 0.00%

Cavanal Hill Moderate Duration Fund
Pershing LLC				 0.00%

Cavanal Hill Intermediate Tax-Free Bond Fund
Pershing LLC				 0.00%